Exhibit 11




                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS




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                                   Exhibit 11
                 Statement Re: Computation of Per Share Earnings


                             Three Months Ended            Six Months Ended
                                  April 30,                    April 30,

                       ----------------------------  ------------------------
                           1999            1998          1999          1998
                       -------------- -------------  ------------- -------------
(in thousands, except per
share amount)
                        Basic Diluted Basic Diluted  Basic Diluted Basic Diluted
                       -------------- -------------  ------------- -------------

Net income               $554   $554  $4,270 $4,270   $729   $729  $6,456 $6,456

Weighted average shares
  outstanding           5,945  5,945   6,560  6,560  6,011  6,011   6,557  6,557

Assumed issuances under
  stock options plans       -     86       -    204      -     89       -    194
                        -------------- ------------  ------------- -------------
                        5,945  6,031   6,560  6,764  6,011  6,100   6,557  6,751


Earnings per common
  share                 $0.09  $0.09   $0.65  $0.63  $0.12  $0.12   $0.98  $0.96
                        ============== ============  ============= =============